Exhibit 2.2

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

     This AMENDMENT NO. 1 (this "Amendment") is made and entered into as of January 25, 2007 by and among FC-GEN ACQUISITION, INC., a Delaware corporation ("Parent"), GEN ACQUISITION CORP., a Pennsylvania corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and GENESIS HEALTHCARE CORPORATION, a Pennsylvania corporation (the "Company"), to amend that certain AGREEMENT AND PLAN OF MERGER, dated as of January 15, 2007, by and between Parent and the Company (as amended hereby, and as it may be further amended from time to time, the "Merger Agreement").

     WHEREAS, Section 10.4 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein;

     WHEREAS, Section 7.17 of the Merger Agreement provides that Parent shall cause Merger Sub to be duly organized under the laws of the Commonwealth of Pennsylvania, and that Parent and the Company shall amend the Merger Agreement to add Merger Sub as a constituent party thereto;

     WHEREAS, this Amendment is the “Amendment” (as defined in the Merger Agreement) and the date of this Amendment is the “Amendment Date” (as defined in the Merger Agreement); and

     WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth below.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE I DEFINITIONS

     Section 1.1    Definitions.    Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Merger Agreement.

ARTICLE II AMENDMENTS TO MERGER AGREEMENT

     Section 2.1    Accession.     By execution and delivery of this Amendment, Merger Sub, without any further action on the part of any Person, shall become a constituent party to the Merger Agreement and perform, comply with, and be subject to all of the duties, burdens and obligations of “Merger Sub” (as defined in the Merger Agreement) set forth in the Merger

Agreement and shall be entitled to all of the rights and benefits of “Merger Sub” (as defined in the Merger Agreement) set forth in the Merger Agreement, exactly as if it had been a constituent party and signatory thereto on the date of execution thereof.

     Section 2.2    Amendment to Merger Agreement.    The Merger Agreement shall be amended as follows:

     (a)    In Section 3.1(b) of the Merger Agreement, the words “par value $.01 per share” shall be deleted and the words “no par value per share” shall be substituted in their place.

     (b)    In Section 5.11 of the Merger Agreement, the word “Equity” shall be deleted.

     Section 2.3    Section 7.17 of the Merger Agreement.    Each of Parent and the Company acknowledges and agrees that, upon execution and delivery of this Amendment by the parties hereto, and the delivery to the Company of a certificate, signed by a senior executive officer of Parent, certifying that Merger Sub has been duly organized under the laws of the Commonwealth of Pennsylvania, with the Articles of Incorporation and Bylaws in the forms set forth in Exhibits A (except that Item 6 shall be blank) and B, respectively, to the Merger Agreement, Parent shall have performed in full its obligations under Section 7.17 of the Merger Agreement.

ARTICLE III MISCELLANEOUS

     Section 3.1    No Further Amendment.    Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein.

     Section 3.2    Effect of Amendment.    This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.

     Section 3.3    Governing Law.    This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without regard to conflict of laws principles).

     Section 3.4    Severability.    If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect.

     Section 3.5    Counterparts.    This Amendment may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     Section 3.6    Headings.    The descriptive headings in this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

[Signature Page Follows]

     IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FC-GEN ACQUISITION, INC.

by__ /s/ Christopher Sertich____
Name: Christopher Sertich
Title: President

GEN ACQUISITION CORP.

by__ /s/ Christopher Sertich____
Name: Christopher Sertich
Title: President

GENESIS HEALTHCARE CORPORATION

by__ /s/ George V. Hager, Jr._ _
Name: George V. Hager, Jr.
Title: Chairman and CEO

Merger Agreement Amendment No. 1 Signature Page